Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-289791), Form S-8 (File No. 333-288589), Form F-3 (File No. 333-279667) and Form F-3 (File No. 333-283916) of our report dated April 3, 2026, relating to the consolidated balance sheets of Zhongchao Inc. as of December 31, 2025 and 2024, and related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2025, 2024 and 2023, and related notes, included in its annual report (Form 20-F) for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

April 3, 2026